Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
     This SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between EMAGEON INC. (hereinafter referred to as “Emageon”) and CHARLES A. JETT, JR. (hereinafter referred to as “Employee”).
     WHEREAS, on August 10, 2004, Employee entered into an Employment Agreement (the “Employment Agreement”) with Emageon whereby Emageon employed Employee as Chief Executive Officer; and
     WHEREAS, on July 8, 2008, Employee and Emageon entered into an Amendment to Employment Agreement; and
     WHEREAS, Emageon has entered into an Agreement and Plan of Merger, dated February 22, 2009 (as amended or supplemented from time to time, the “Merger Agreement”), with AMICAS, Inc., a Delaware corporation (“AMICAS”), and AMICAS Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of AMICAS (“Merger Sub”), pursuant to which AMICAS and Merger Sub have agreed to commence a tender offer (the “Offer”) for all of the outstanding shares of common stock of Emageon (the “Shares”) and, following the consummation of the Offer, to cause Merger Sub to be merged with and into Emageon, with Emageon as the surviving corporation (the “Merger”); and
     WHEREAS, Employee and Emageon have, in connection with the Merger Agreement, the Offer and the Merger, mutually agreed to terminate Employee’s employment with Emageon pursuant to the terms of the Employment Agreement; and
     WHEREAS, Employer and Employee desire to enter into this Agreement to recite the terms of Employee’s separation and to resolve any potential disputes and release any potential claims held by the parties as of the date hereof.
     NOW, THEREFORE, Emageon and Employee agree as follows:
1.	Termination of Employment. Employee’s employment with Emageon shall be terminated effective as of the date on which the Minimum Tender Condition (as defined in the Merger Agreement) shall have been satisfied and Merger Sub shall have accepted for purchase and paid for the Shares tendered (and not withdrawn) pursuant to the Offer (the “Separation Date”); provided, that if the Separation Date has not occurred by the Outside Date (as defined in the Merger Agreement), this Agreement shall become void. Employee acknowledges that, as of the Separation Date, his employment relationship with Emageon will be permanently severed and that Emageon has no obligation to rehire or re-employ him in the future.

2.	Payment for Accrued Salary. Employee shall receive payment for all of his base salary and any accrued and unused vacation through the Separation Date, less all applicable statutory withholdings and deductions, in accordance with Emageon’s usual practice for making salary payments to employees. Employee acknowledges that he is entitled to no additional payments for earned salary or accrued but unused vacation time except as set forth in this Agreement.

3.	Severance Benefits. In consideration of the promises set forth herein, upon the execution of this Agreement and the expiration of the revocation period described in Section 16(5) below, Emageon agrees to provide Employee with the following severance benefits:

(a)	Emageon shall pay Employee as a lump sum the amount of $1,235,500 less all applicable statutory withholdings and deductions, which is the equivalent of (1) Employee’s monthly base salary plus one-twelfth (1/12) of Employee’s target annual bonus, multiplied by (ii) twenty-four (24) months; and

(b)	Emageon shall pay Employee as a lump sum (i) the amount of $23,203.44, which is equivalent to the cost for Employee to maintain continuing family health and dental insurance for twenty-four (24) months pursuant to an election of coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985, less the Employee’s share of insurance benefits under Emageon’s current benefit plans; (ii) the amount of $8,000 with respect to life insurance coverage; and (iii) the amount of $33,942.31 for accrued, but unused vacation; and

(c)	Employee will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units held by Employee as of the Separation Date, subject to the terms and conditions of the plan and award agreements with respect thereto.
Employee hereby acknowledges that the severance benefits provided for herein are conditioned upon his execution of and compliance with this Agreement and constitute value to which he is not already entitled. Employee further acknowledges that he is entitled to no additional severance benefits.

The severance benefits provided in this Section are payable to the Employee within 10 days after his Separation Date; provided that in all events such amounts shall be paid no later than the later of (a) the end of the calendar year in which the Separation Date occurs, or (b) the 15th day of the third calendar month following such specified date, and provided further that the Employee is not permitted to designate the taxable year of the payment. Accordingly, it is the intent of Emageon that all payments payable to the Employee pursuant to this Section shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as short-term deferrals. However, if Emageon reasonably determines that any payment to Employee pursuant to this Agreement is not exempt as a short-term deferral and must be delayed for six-months to avoid a violation of Code Section 409A(a)(2)(B), such payment shall be paid on the next business day following the six-month anniversary of the Employee’s Separation Date.

3A.	Excise Tax Gross Up Payment.
(a)	In the event it shall be determined that any payment or distribution by Emageon to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3A (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)	Subject to the provisions of Section 3A(c), all determinations required to be made under this Section 3A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by Employee (other than the Emageon’s regular accounting firm) and reasonably acceptable to Emageon (the “Accounting Firm”) which shall provide detailed supporting calculations both to Emageon and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is reasonably requested by Emageon. All fees and expenses of the Accounting Firm shall be borne solely by Emageon. Any Gross-Up Payment, as determined pursuant to this Section 3A, shall be paid by Emageon to Employee within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Emageon and Employee. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Emageon should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Emageon exhausts its remedies pursuant to Section 3A(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Emageon to or for the benefit of Employee.

(c)	Employee shall notify Emageon in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Emageon of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise Emageon of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Emageon (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Emageon notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (1) give Emageon any information reasonably requested by Emageon relating to such claim, (2) take such action in connection with contesting such claim as Emageon shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Emageon, (3) cooperate with Emageon in good faith in order effectively to contest such claim, and (4) permit Emageon to participate in any proceedings relating to such claim; provided, however, that Emageon shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 3A(c), Emageon shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Emageon shall determine; provided, however, that if Emageon directs Employee to pay such claim and sue for a refund, Emageon shall, if permitted by law, advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Emageon’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by Employee of an amount advanced by Emageon pursuant to Section 3A(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Emageon’s complying with the requirements of Section 3A(c) promptly pay to Emageon the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Emageon pursuant to Section 3A(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Emageon does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(e)	Notwithstanding the other provisions of this Section 3A, (i) each Gross-Up Payment required to be made by Emageon to Employee hereunder and each repayment of a Gross-Up Payment required to be made by Employee to Emageon hereunder shall be paid no later than the end of the calendar year next following the calendar year in which Employee remits the corresponding taxes to the Internal Revenue Service, (ii) each reimbursement of expenses related to a tax audit or litigation addressing the existence or amount of a tax liability required to be made by Emageon to Employee hereunder and each repayment of such a reimbursement required to be made by Employee to Emageon hereunder shall be paid no later than the end of the calendar year next following the calendar year in which Employee remits to the Internal Revenue Service the taxes that are the subject of the audit or litigation or, where as a result of the audit or litigation no taxes are due or are remitted but other reimbursable costs and/or expenses have been incurred, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, and (iii) to the extent that any portion of the Gross-Up Payment relates to payments that were triggered by the Employee’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), payment of such portion of the Gross-Up Payment which constitutes a “deferral of compensation” within the meaning of Code Section 409A and is not deemed to be payable upon another permissible payment date under Code Section 409A shall be delayed until the date that is six (6) months after the Employee’s Separation Date (provided if the Employee dies after his Separation Date but before the Gross-Up Payment is made, it will be paid to his estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees).
4.	Release of Claims. You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company[1] whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:
(a)	Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act, the Civil Rights Act of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Alabama Age Discrimination Act, the Alabama Whistleblower Protection Law and any similar Alabama or other state statute or local law;

(b)	Claims under any other state, federal or local employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar Alabama or other state statute or local law;

(c)	Claims under any state, federal, local or common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and

(d)	Any other Claim arising under state, federal or local law.

[1]	For the purposes of this section, the parties agree that the term “Company” shall include Emageon Inc.., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this section does not: (x) release the Company from any obligation expressly set forth in this Agreement or the Merger Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released; (y) prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); (z) prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that you successfully challenge the validity of the release with respect to the ADEA, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid and the cost of any benefits provided pursuant to this Agreement. Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have to pursue the charge.

As of the Separation Date, Emageon hereby releases all claims of whatever nature that it may have against Employee which arise out of or are in any manner based upon or related to the employment relationship between Employee and Emageon, and the conclusion of that relationship. This waiver and release does not affect those rights or claims which arise after its execution.

5.	No Guarantee of Tax Consequences. Notwithstanding any other provision of this Agreement, except for as set forth in Section 3A hereof, Emageon makes no guarantee of any tax consequences with respect to any payments hereunder including, without limitation, under Section 409A of the Code.

6.	Other Agreements. Employee understands that the agreements that he has signed with Emageon concerning confidentiality, non-solicitation, security, return of property, ownership of inventions and intellectual property, and the like (including, but not limited to, the restrictive covenants set forth in Section 7 of the Employment Agreement) are not superseded by this Agreement, and that the terms of such agreements providing protections to Emageon or imposing obligations on Employee following his separation from employment with Emageon shall remain in full force and effect according to their terms after his separation from employment with Emageon.

7.	No Admission. Neither this Agreement nor any act taken by Emageon or Employee pursuant to this Agreement shall be construed as an admission of liability or wrongdoing of any kind by Emageon or Employee.

8.	Confidentiality. This Agreement and all of its terms and provisions are strictly confidential and shall not be divulged by the Employee or disclosed in any way to any person other than the Employee’s spouse, tax advisor(s) or legal advisor(s), and the Employee will protect the confidentiality of this Agreement in all regards. Employee agrees and understands that a breach of this confidentiality provision will be grounds entitling Emageon to the return of the severance payment recited in Section 3(a) hereinabove and for damages resulting from any harm to

Emageon including, but not limited to, Emageon’s reasonable attorneys’ fees in connection therewith; provided, that the restrictions imposed by this section shall not be applicable with respect to any portion of this Agreement described in or filed as an exhibit to any disclosure document of Emageon filed with the Securities & Exchange Commission and made available to the general public.

9.	Neutral Reference. If Employee seeks an employment reference from Emageon, he should direct any such request to the Vice-President of Human Resources for Emageon. Emageon agrees that it will provide a neutral reference consisting only of Employee’s dates of employment and positions held at Emageon.

10.	Non-Disparagement. Employee agrees not to make false, misleading or disparaging statements regarding Emageon, its management (including individual executives or managers) or practices, and agrees not to take any action that disrupts or impairs Emageon’s normal, ongoing business operations, or that harms Emageon’s reputation with its employees, customers, suppliers, or the public. Emageon agrees not to make false, misleading or disparaging statements regarding Employee or that harms Employee’s reputation with potential employers or the public. Employee and Emageon understand that the foregoing provision does not apply on occasions when Employee or Emageon (or any of its directors, officers, agents, employees, or consultants) is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct otherwise protected by the Sarbanes-Oxley Act.

11.	Indemnification. Emageon shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee’s performance as an officer, director or employee of Emageon or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Employee served at Emageon during the term of his employment, in each case to the maximum extent permitted by law, pursuant to Employee’s Employment Agreement, under Emageon’s Certificate of Incorporation and By-Laws, and in accordance with Emageon’s Directors & Officers Insurance Policy (the “Governing Documents”), provided that in no event shall the protection afforded to Employee be less than that afforded under the Governing Documents as in effect on the initial effective date of his Employment Agreement except for changes mandated by law.

12.	Entire Agreement. This document constitutes the complete and entire agreement between the parties with respect to Employee’s termination from employment with Emageon. Notwithstanding the foregoing statement, as provided in Section 6 of this Agreement, this Agreement does not supersede or extinguish the covenants entered into by Employee in Section 7 of his Employment Agreement.

13.	Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

14.	Amendments. This Agreement shall not be modified or amended except by a writing signed by all parties.

15.	Governing Law. To the extent state law is not preempted by applicable federal law, this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Alabama.

16.	Acknowledgments. Prior to signing this Agreement Employee acknowledges the following: (1) he has read this Agreement, understands its meaning and intent and freely and voluntarily agrees to its terms and conditions; (2) he has not relied on any statements or representations made by Emageon other than those contained in this Agreement; (3) he has been advised in writing by Emageon to consult with an attorney before signing this Agreement; (4) he has been given 21 days from the date he received this Agreement to consider it; (5) he may revoke this agreement within 7 days after the date that he signs it by sending written notice to the General Counsel of Emageon at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, stating his intention to revoke the Agreement; (6) if he does revoke this Agreement, neither Emageon nor Employee will be bound by any of the obligations stated in this Agreement or have any rights under this Agreement; and (7) this Agreement does not become effective (the “Effective Date”) until the day after his right to revoke has expired.
[SIGNATURE PAGE FOLLOWS]

Emageon, by and through its duly authorized officers, and Employee have caused this Agreement to be executed on the date(s) set forth below.

Employee:

/s/ Charles A. Jett, Jr.		February 23, 2009

Charles A. Jett, Jr.		Date

Emageon:

EMAGEON INC.

By:	/s/ John W. Wilhoite	February 23, 2009

	John W. Wilhoite	Date
Its: Chief Financial Officer